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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


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                                  Luby's Inc.
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                    GEORGE H. WENGLEIN AND JOHN B. LAHOURCADE

                                 P. O. Box 33069
                          San Antonio, Texas 78265-3069

                                December 20, 2000




Dear Fellow Luby's Shareholders:

         As major shareholders who have been associated with Luby's for most of its history, we would like to share with you our thoughts about Luby's future.

         While the restaurant business is more competitive than ever and we are as unhappy as you with the decline in the value of our investment, we have full faith in the Board of Directors and management. We believe that they are now leading Luby's in the right direction. We intend to support the Board by voting our combined holdings of over 900,000 shares in their favor at next month's annual meeting.

         Luby's is a good, solid company with great people. Under David Daviss's leadership as Acting CEO, Luby's is refocusing on the foundations on which the Company was built - good people, good food and customer service. The morale at the store level has improved significantly in recent months, and the new manager compensation plan has been well received by most of our managers.

         The Board and management are well aware of the problems facing Luby's. They are dealing with those problems straight-up. They are making the tough decisions and, we believe, the right decisions. There is much yet to do to return Luby's to the performance level we all want, but we are committed to Luby's and to the direction and leadership that Luby's has in place.

         You have probably received information from the so-called Committee of Concerned Luby's Shareholders who want you to vote for their nominees for director. We think that they have nothing to offer Luby's. We recognize that one of them is the daughter of a well respected former officer and Board member, but none of them has any food service experience or even retail business experience. The other two are a litigation lawyer and an investment manager. We do not believe these individuals will add any value to Luby's Board. In contrast, the Board has taken action to add Jimmy Woliver, a respected former Luby's manager, to the Board.

         Under Luby's corporate governance guidelines, adopted several years ago, we are beyond the age where we can stand for reelection as Board members. Nevertheless, we are firmly committed to the Board and believe that they can restore Luby's to a successful operation. We will continue to be available to the Board should they seek our assistance or involvement.

         As major shareholders who have seen the Company weather good times and bad over the past decades, we ask you to support the Board and management as they tackle these issues. Please sign the white Luby's proxy card (vote for the Board's nominees, for the auditors and against the shareholder proposals) and return it so that your support can be counted at the annual meeting.

         Sincerely,                              Sincerely,

         /s/ George H. Wenglein                  /s/ John B. Lahourcade

         George H. Wenglein                      John B. Lahourcade